Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-16737 and No. 333-54624) pertaining to the MG Advantage 401(k) Plan, of our report dated June 18, 2003, with respect to the financial statements and schedule of the MG Advantage 401(k) Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Richmond, Virginia

June 18, 2003